Exhibit 99.1

October 25, 2017

A. O. Smith reports record third quarter net earnings on 10 percent increase in sales

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record third quarter net earnings of $93.7 million or $0.54 per share. Earnings per share grew 15 percent compared with third quarter 2016 earnings per share of $0.47.

Sales in the quarter ended Sept. 30 increased nearly 10 percent to $749.9 million compared with sales of $683.9 million during the same period in 2016.

“We saw double digit sales growth in the third quarter due to strong demand for our Lochinvar branded boilers and mid-single digit growth in residential water heater volumes in the U.S.,” noted Chairman and Chief Executive Officer Ajita G. Rajendra. “Sales of our consumer products in China, particularly water treatment and air purification, contributed to our growth, as well.”

“In early September, we welcomed the Hague team to the A. O. Smith family, through our acquisition of the U.S. water softener company. Hague fits squarely in our acquisition strategy to expand our global water treatment platform. We look forward to growing the business together and pursuing the global opportunities that we believe Hague’s innovative and high quality products bring to A. O. Smith,” Rajendra stated.

North America segment

Third quarter sales for the North America segment, which include U.S. and Canadian water heaters, boilers and water treatment products, increased eight percent to $486.0 million compared with third quarter 2016 sales of $450.8 million. The increase in sales was primarily due to increased sales of boilers, higher volumes of residential water heaters and pricing actions related to higher steel costs.

Lochinvar branded products grew 17 percent in the third quarter. U.S. water treatment sales, comprised of recently acquired Hague branded products as well as a full quarter of Aquasana branded products, incrementally added approximately $8 million to the company’s North America segment sales.

North America segment earnings of $110.3 million were 10 percent higher than the $100.5 million earned in the third quarter of the prior year. The favorable impact to profits from higher sales of boilers and residential water heaters and the pricing actions were partially offset by higher steel costs. These factors drove third quarter 2017 segment margin higher to 22.7 percent compared with last year’s segment margin of 22.3 percent.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased approximately 12 percent in the third quarter of 2017 to $270.1 million compared with the year-ago quarter. Higher demand for the company’s premium consumer products, as well as pricing actions due to higher steel and other costs, drove China sales up nearly 13 percent.

Segment earnings were nine percent higher at $33.8 million compared with $31.1 million achieved in the third quarter one year ago. The positive impact to profits from higher China sales, including the pricing actions, was partially offset by higher steel and installation costs and increased selling, general and administrative (SG&A) expenses in China. Costs associated with the expansion of retail outlets in tier 2 and 3 cities that sell the company’s water treatment and air purification products and higher water treatment product development engineering costs were the primary drivers of higher SG&A costs in China. Third quarter 2017 segment margin was 12.5 percent compared with 12.9 percent segment margin during the same period last year due to these factors.

Share Repurchase and Other Items

During the first nine months of 2017, the company repurchased over 1.9 million shares of common stock at a total cost of $103 million. Approximately 3.0 million shares remained on the existing discretionary authority at the end of the third quarter.

Total debt as of Sept. 30, 2017, was $449.7 million, resulting in leverage of 21.3 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U.S., totaled $767.9 million at Sept. 30, 2017. Cash provided by operations during the first nine months of 2017 was $150.2 million compared with $263.6 million during the same period last year.

Higher earnings were more than offset by higher outlays for working capital in the 2017 period, which resulted in lower cash flow compared with the first nine months of 2016.

Primarily as a result of continued strong cash flow and escalating Pension Benefit Guaranty Corporation (PBGC) premiums, the company made a $30.0 million voluntary contribution to its pension plan during the third quarter of 2017.

The company’s effective income tax rate in the third quarter of 2017 was 28.8 percent. The rate was lower than the 29.7 percent in the prior year quarter primarily due to lower state income taxes.

2017 Outlook

“We expect continued solid demand for our products and project our global sales will grow between 11 and 12 percent this year,” Rajendra shared. “With record results in the first nine months of the year, we upgraded the midpoint of our 2017 guidance range and now expect full-year 2017 earnings per share to be between $2.12 and $2.14. Our guidance excludes the impact from future acquisitions,” continued Rajendra.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions;

competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the S&P 500, the company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$749.9	$683.9	$2,228.1	$1,987.8
Cost of products sold	443.2	400.6	1,313.2	1,158.1

Gross profit	306.7	283.3	914.9	829.7
Selling, general and administrative expenses	175.8	164.7	535.2	484.1
Interest expense	2.5	2.1	7.2	5.7
Other income	(3.2)	(1.9)	(7.5)	(6.2)

Earnings before provision for income taxes	131.6	118.4	380.0	346.1
Provision for income taxes	37.9	35.2	106.2	102.3

Net earnings	$93.7	$83.2	$273.8	$243.8

Diluted earnings per share of common stock	$0.54	$0.47	$1.57	$1.38

Average common shares outstanding (000’s omitted)	174,356	176,548	174,885	177,117

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30, 2017	December 31, 2016
ASSETS:
Cash and cash equivalents	$321.9	$330.4
Marketable securities	446.0	424.2
Receivables	587.1	518.7
Inventories	292.1	251.1
Other current assets	51.0	37.6

Total Current Assets	1,698.1	1,562.0
Net property, plant and equipment	501.7	461.9
Goodwill and other intangibles	828.6	799.8
Other assets	76.2	67.3

Total Assets	$3,104.6	$2,891.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$500.1	$528.6
Accrued payroll and benefits	80.2	84.3
Accrued liabilities	99.7	101.0
Product warranties	44.2	44.5
Debt due within one year	7.5	7.2

Total Current Liabilities	731.7	765.6
Long-term debt	442.2	316.4
Pension liabilities	66.0	109.0
Other liabilities	198.8	184.7
Stockholders’ equity	1,665.9	1,515.3

Total Liabilities and Stockholders’ Equity	$3,104.6	$2,891.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net earnings	$273.8	$243.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	51.9	48.7
Stock based compensation expense	8.5	8.1
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(154.5)	(23.5)
Noncurrent assets and liabilities	(29.5)	(13.5)

Cash Provided by Operating Activities	150.2	263.6

Investing Activities
Capital expenditures	(66.4)	(58.7)
Acquisitions	(43.1)	(90.5)
Investment in marketable securities	(407.3)	(415.5)
Net proceeds from sale of marketable securities	405.3	318.2

Cash Used in Investing Activities	(111.5)	(246.5)

Financing Activities
Debt incurred	125.8	86.5
Common stock repurchases	(103.3)	(100.2)
Net proceeds from stock option activity	3.1	5.5
Dividends paid	(72.8)	(63.2)

Cash Used In Financing Activities	(47.2)	(71.4)

Net decrease in cash and cash equivalents	(8.5)	(54.3)
Cash and cash equivalents — beginning of period	330.4	323.6

Cash and Cash Equivalents — End of Period	$321.9	$269.3

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales
North America	$486.0	$450.8	$1,444.0	$1,307.5
Rest of World	270.1	240.3	802.4	697.6
Inter-segment sales	(6.2)	(7.2)	(18.3)	(17.3)

	$749.9	$683.9	$2,228.1	$1,987.8

Earnings
North America	$110.3	$100.5	$323.7	$296.5
Rest of World	33.8	31.1	98.8	90.9
Inter-segment earnings elimination	(0.1)	—	(0.3)	—

	144.0	131.6	422.2	387.4
Corporate expense	(9.9)	(11.1)	(35.0)	(35.6)
Interest expense	(2.5)	(2.1)	(7.2)	(5.7)

Earnings before income taxes	131.6	118.4	380.0	346.1
Tax provision	37.9	35.2	106.2	102.3

Net earnings	$93.7	$83.2	$273.8	$243.8